EXHIBIT 2.1

SALE AND PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made the 26 th day of November 2020,

BETWEEN:

Martin Dallaire, a businessman, having its head office at 162, place Lory Rouyn-Noranda, (Québec) J9X7E6,

9093-0348 Québec inc, a company incorporated under the Quebec Act, having its office at 21 du Voltigeur Blainville Quebec, J7C 5P4

(hereinafter sometimes referred to as the “Vendors”)

OF THE FIRST PART

AND:

Boxxy inc, a company, having its office at Lian Yao Bin 200 Virginia Street, Reno Nevada 89501

(hereinafter referred to as the “Purchaser”)

OF THE SECOND PART

WHEREAS the Vendors are the legal and beneficial owners of an undivided 100% right, title and interest in and to unpatented mining claims located in the “Territoire d’Eeyou Istchee Baie-James” Québec, more particularly described in Schedule “A” attached hereto and made a part hereof (the “Claims”);

AND WHEREAS the Vendors wish to sell, and the Purchasers wishes to purchase, an undivided 100% right, title and interest in and to the Claims on the terms and subject to the conditions hereinafter provided;

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NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Sale and Purchase of the Claims

1.	The Vendors hereby agree to sell to the Purchaser, at the closing of the transactions contemplated by this Agreement (the “Closing”), an undivided 100% right, title and interest in and to the Claims, to be conveyed by the Vendors to the Purchaser by way of delivery to the Purchaser by the Vendors, at Closing, of duly executed bills of sale, transfers and assignments of the Claims and all other documents which in the opinion of the Purchaser and its counsel are necessary to vest good and marketable title to an undivided 100% right, title and interest in the Claims in the name of the Purchasers free and clear of all liens, charges, encumbrances and security interests of every kind and nature whatsoever (the “Transfer Documents”), and the Purchaser hereby agrees to purchase the Claims from the Vendors for $125,000 USD

2.	The Vendors acknowledge that the issuance of the Shares if applicable in payment of the Purchase Price is subject to the acceptance for filing of this Agreement by the TSX Venture Exchange (“TSX-V”) on behalf of the Purchaser, that the Shares will be issued pursuant to an exemption from registration and prospectus requirements available under Section 2.13 of National Instrument 45-106 Registration & Prospectus Exemptions and accordingly, the Shares will be subject to applicable TSX-V and National Instrument 45-102 Resale of Securities hold periods, re-sale restrictions and legending requirements.

3.	Martin Dallaire and 9093-0348 Québec inc. will retain together a 1% NSR interest in the claims listed in Schedule “A”. “Net Smelter Return” shall mean the actual proceeds received by the operator from any mint and/or smelter and/or refinery and/or reduction works and/or other purchaser in respect of the sale of ores, metals, concentrates or other minerals from the Property, after deducting therefrom to the extent they were actually incurred and/or were not deducted by such mint and/or smelter and/or refinery and/or reduction works and/or other purchaser in computing payment, the following:

3.1	any treatment and/or smelting and/or refining charges and/or tolling, including any such costs from a custom smelter, any penalties or other charges for impurities, including metal losses or deductions in respect of metals not paid for;

3.2	all actual transportation costs for ores, metals, concentrates or other minerals from the Property to any such mint and/or smelter and/or refinery and/or reduction works and/or other purchaser including any such costs to any ultimate buyer of metals and including storage and handling costs, purchaser’s charges for preparation, treatment, refining, assaying, weighing and sampling, marketing fees or costs, brokerage fees or costs, and all other costs incurred by the operator after the ores, metals, concentrates or other minerals leave the Property;

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3.3	any insurance charges on all such ores, metals, concentrates or other minerals including marine insurance and chatterer’s liability insurance;

3.4	all appropriate charges of such mint, smelter, refinery, reduction works or other purchaser and any sales, excise, production, import, export and other taxes and levies, including mining taxes on such ores, metals, concentrates or other minerals (but excluding income taxes);

3.5	notwithstanding the foregoing, in the event that ores or minerals are processed at a milling facility owned or controlled or sub-contracted by the operator, then any transportation or handling or related costs from the Property to such milling facility shall not be deductible in calculating the NSR. However, any such costs incurred on concentrates or metals produced from such ores or minerals at such facility and delivered to any mint and/or smelter and/or refinery and/or reduction works and/or other purchaser shall be deductible as herein provided.

4.

NSR Buy back: the purchaser, as the case may be, may at any time purchase back the 1% NSR Royalty by giving to the other party written notice to that effect, together with payment in an amount of $ 500,000. Upon receipt of such notice and coincident with such payment, each party shall execute and deliver to the other party such instruments, in registrable form, as the other party may reasonably require to evidence such purchase of the NSR Royalty.

5.	Payment of the Purchase Price shall be effected by delivery to the vendors.

Representations, Warranties and Covenants

The Vendors jointly and severally represent, warrant and covenant to the Purchaser, that:

1.	the Vendors are together the recorded and beneficial owners of the Claims and hold good and marketable title to an undivided 100% right.

2.

each of the Claims is free and clear of all liens, charges, encumbrances and claims and rights of others, neither the Vendors nor any of their predecessors in title or interest have done anything whereby any of the Claims may be encumbered or made subject to environmental liability, and no other person, firm or corporation has any proprietary, possessory or other interest in any of the Claims, and no taxes or rentals are due in respect of any of the Claims;

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3.	the Vendors have the absolute right to enter into this Agreement and to dispose of a 100% right, title and interest in and to the Claims in accordance with the terms hereof;

4.	the Vendors have good and sufficient title, power and authority to convey an undivided 100% right, title and interest in and to the Claims pursuant to this Agreement and neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will contravene any laws or breach any agreements, obligations or the constating documents of either of the Vendors;

5.	the Claims are accurately described in Schedule “A” hereto and each of the Claims has been duly and validly staked and recorded pursuant to the laws of the Province of Québec, there are no disputes over title to any of the Claims and each of the Claims is in good standing under all applicable laws and regulations and all assessment work or claim maintenance fees required by applicable law has been performed or have been paid;

6.	there are no outstanding agreements or options to acquire or purchase the Claims or any portion thereof or interest therein and no person, firm or corporation holds any royalty or other interest whatsoever in production or profits from the Claims or any portion thereof;

7.	neither of the Vendors is a non-resident person within the meaning of Section 116 of the Income Tax Act (Canada);

8.	the Vendors shall indemnify and save the Purchaser harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by the Vendors and contained in this Agreement. The Vendors acknowledge and agree that the Purchaser has entered into this Agreement relying on the Vendors’ warranties and representations and other terms and conditions of this Agreement; and

9.	the representations and warranties of the Vendors contained in this Agreement shall be true as of the Closing and shall survive the Closing and shall remain in full force and effect for a period of two years after the Closing.

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The Purchaser represents and warrants to the Vendors that:

1.	it has good and sufficient right and authority to enter into this Agreement and to complete the transactions contemplated by this Agreement on the terms and conditions contained herein; and

2.	the representations and warranties of the Purchasers contained in this Agreement shall be true as of the Closing and shall survive the Closing and shall remain in full force and effect for a period of two years after the Closing.

Closing

1.	The Closing shall occur within 5 business days of the Purchaser’s receipt of notice from the buyer.

2.	At the Closing, the Vendors shall deliver the duly executed Transfer Documents against payment to the Vendors of the Purchase Price.

General

1.	This Agreement is subject to its acceptance for filing by the government on behalf of the Purchaser.

2.	This Agreement constitutes the entire agreement between the parties and supersedes all prior letters of intent, agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied. The recitals and schedules form a part of and are incorporated by reference into this Agreement.

3.	No modification or amendment to this Agreement may be made unless agreed to by the parties in writing.

4.	If any provision of this Agreement is deemed invalid or unenforceable, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect.

5.	This Agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile signature shall be taken as an original.

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6.	The parties agree to execute and deliver all other documents and do all other things necessary to carry out and give effect to the intent of this Agreement.

7.	This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns.

8.	Time is of the essence of this Agreement.

9.	This Agreement is governed by and construed in accordance with the laws of the Province of Québec, and the federal laws of Canada applicable therein .

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Martin Dallaire

By
Authorized Signatory

9093-0348 Québec inc

By
Authorized Signatory

And:

Boxxy Inc

By
Authorized Signatory

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